Exhibit 19.2

QUINSTREET, INC.

TRADING WINDOW AND TRADE PRE-CLEARANCE POLICY

The Board of Directors of QuinStreet, Inc. (the “Company”) believes that all employees and directors of the Company (collectively, the “Restricted Persons”) will be aware of information that could be material to a stockholder’s investment decision, but which in the best interests of the Company should not be disclosed until some later time. Hindsight can be remarkably acute, and an accusation can always be made that at any particular time a purchase or sale of securities by an insider was motivated by undisclosed favorable or unfavorable information. In such circumstances, the appearance of impropriety can be almost as problematic as an actual abuse, both to the Company and to the insider involved.

The Board of Directors has therefore established this policy for securities transactions by Restricted Persons.

A.
WINDOW PERIOD.
1.
Open Trading Windows. Generally, except as otherwise set forth in this policy, any Restricted Person may buy or sell securities of the Company only during open trading “windows.” In each fiscal quarter, the trading window “opens” on the third business day after public release of the Company’s financial results for the prior quarter, and continues through and includes the fifteenth day of the last month of the fiscal quarter.
2.
Closing of Trading Window. A “window” may be closed early or may not open at all if, in the judgment of the Company’s General Counsel, there exists undisclosed information that would make trades by Restricted Persons inappropriate. A “window” may also be closed early or not opened with regard to only certain Restricted Persons who have knowledge of such undisclosed information. A Restricted Person who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s General Counsel. Permission to trade outside an open “window” will be granted by the Company’s General Counsel only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

B.
EXCEPTIONS TO WINDOW PERIOD. The following transactions are permitted outside of open trading “windows”:

1.
Option Exercises. Options granted under the Company’s stock option plans may be exercised without restriction to any particular period. Please note, however, that the subsequent sale of the stock acquired upon the exercise of options (including any “same day sale”) is subject to all provisions of this policy and the

Company’s Policy Against Trading on the Basis of Inside Information (the “Insider Trading Policy”).
2.
10b5-1 Automatic Trading Programs. Purchases or sales of the Company’s securities pursuant to, and in compliance with, a written plan established by a Restricted Person that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that the Trading Plan was established in compliance with the Company’s Rule 10b5-1 Trading Plan Guidelines, which includes, among other things, that: (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at a time when such individual was not in possession of material nonpublic information about the Company and the Company was in an “open” window, (ii) the Trading Plan was provided to the Company’s Stock Administration and Legal teams (via an email to 10b5-1@quinstreet.com) prior to its establishment, (iii) the Trading Plan is executed by a member of the Company’s Stock Administration or Legal teams, and (iv) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. Restricted Persons may only enter into, amend or terminate a 10b5-1 Plan relating to Company securities during an open window period and only if the Restricted Person does not otherwise have knowledge of material nonpublic information.

3.
EMPLOYEE STOCK PURCHASE PROGRAM. This policy does not restrict purchases of the Company’s securities under the Company’s Employee Stock Purchase Program (“ESPP”) resulting from contributions of money to the ESPP pursuant to the election you make at the time of enrollment. This policy does apply to your sales of the Company’s securities purchased pursuant to the ESPP. Notwithstanding the foregoing, you should not base your decision to participate in the ESPP, or your decision to change your election (including your rate of contributions under the ESPP), on any “Inside Information” (as that term is defined in the Insider Trading Policy).

C.
PRE-CLEARANCE OF TRANSACTIONS. In addition to the requirements of paragraphs A and B above, any director, officer with the position of Vice President or above, Controller or Assistant General Counsel of the Company (collectively, “Restricted Officers”) may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge or other transfer of beneficial ownership without first obtaining preclearance of the transaction from the Company’s General Counsel (hereinafter “Trade Pre-Clearance Protocol”). Annex A attached hereto sets forth the requirements of the Trade Pre-Clearance Protocol for Restricted Officers. The General Counsel will then determine whether the transaction may proceed and, if so, will assist in complying with the reporting requirements under Section 16(a) of the Exchange Act if applicable to such person. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The General Counsel may, at his or her discretion, shorten such period of time. Upon the completion of any transaction, Restricted Officers who are subject to the reporting requirements under Section 16 of the Exchange Act must immediately notify stockadministration@quinstreet.com as set forth in the Company’s Section 16 compliance program so that the Company may assist in Section 16 reporting obligations.

D.
COVERED INSIDERS. The provisions outlined in this policy apply to all directors and employees of the Company, except that the pre-clearance procedures apply only to Restricted Officers. In addition, any entities or family members whose trading activities are controlled or influenced by any Restricted Person are subject to the same restrictions. If you have any question regarding whether any trading activity proposed by a family member is covered by this policy, please consult with the General Counsel.

E.
SHORT-SWING TRADING/SECTION 16 REPORTS. Directors and executive officers who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), all of which have been enumerated and described in the materials describing the Company’s separate Section 16 compliance program.

F.
PROHIBITION OF TRADING DURING FUND BLACKOUTS. In accordance with Regulation BTR under the Exchange Act, if the Company has any funds that trade in the Company’s stock, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or executive officer that meets the requirements of Rule 10b5-1 under the Exchange Act; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

Amended and Restated on July 30, 2024

Annex A

Trade Pre-Clearance Protocol for Restricted Officers

1.
Restricted Officers must obtain preclearance before engaging in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge or other transfer of beneficial ownership:

a.
At least 1 business day before the intended trade period, submit your Trade Request to trade@quinstreet.com.

b.
The Trade Request must include the following information:
i.
Intended Trade Period.
1.
Trade period cannot exceed more than 5 trading days; and
2.
Trade period must fall entirely within an open trading window.
ii.
Type of Transaction.
1.
Approx. number for sale of currently owned shares;
2.
Approx. number for same day sale of option shares;
3.
Purchase of shares on the open market; or
4.
Transfer of shares (including the number of shares and identity of transferee).
iii.
10b5-1 plan (indicate whether you have one in place).
iv.
Confirm No Material Nonpublic Information.
1.
Include the following statement: “I confirm that I do not possess any “Inside Information” (as that term is defined in QuinStreet’s Policy Against Trading on the Basis of Inside Information) and I agree that if I come into possession of such information, despite trades being pre-cleared by an approval of my proposed trading dates, I will immediately withdraw my trade order with my broker (or otherwise suspend the intended transaction).”